Exhibit (10) H (2)

Name of Director: NAME	No. of Shares: ##

PEAPACK-GLADSTONE FINANCIAL CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

FOR OUTSIDE DIRECTORS (“AGREEMENT”)

PEAPACK-GLADSTONE FINANCIAL CORPORATION, a New Jersey corporation (“Company”), this __ day of ____ 20__ (“Award Date”) hereby grants to NAME (“Director”), an outside Director of the Company, pursuant to the Company’s 2012 Long-Term Stock Incentive Plan (“Plan”), shares of the Common Stock, no par value, of the Company subject to the restrictions set forth herein (“Restricted Stock”) in the amount and on the terms and conditions hereinafter set forth.

1.	Incorporation by Reference of Plan. The provisions of the Plan, a copy of which is being furnished herewith to the Director, are incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement. Capitalized terms not defined herein have the meanings set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

2.	Award of Restricted Stock; Escrow. The Company hereby awards the Director ## shares of Restricted Stock (“Shares”). The Shares shall be placed in escrow with the Escrow Agent selected by the Committee until all the restrictions (“Restrictions”) specifically set forth in this Agreement and in Section 8 of the Plan with respect to the Shares shall expire or be cancelled and any required tax withholding obligations are satisfied, at which time the Shares shall be released from escrow and the Company shall issue to the Director a stock certificate with respect to such Shares, free of all Restrictions. Restricted Stock shall have all dividend and voting rights as set forth in Section 8 of the Plan. However, cash dividends paid on the Restricted Stock shall be deferred and held by the Escrow Agent until the Restrictions with respect to the Shares upon which such dividends were paid, expire or are cancelled, at which time the Company shall deliver to the Director such dividends, with interest, if any. If the Director forfeits any Shares awarded hereunder, such Shares and any cash dividends with respect thereto, with interest, if any, shall automatically revert to the Company (without any payment by the Company to the Director) and shall no longer be held in escrow for the Director.

3.	Restrictions (a) Vesting. The Shares and related cash dividends shall not be delivered to the Director and may not be sold, assigned, transferred, pledged or otherwise encumbered by the Director until such Shares have vested in the Director in accordance with the following schedule:

Percentage of Shares Vesting	Date of Vesting
XX%
XX%
XX%
XX%

(b)	Forfeiture. Shares not yet vested (and any related dividends and interest) shall be forfeited and automatically transferred to the Company upon the Director’s ceasing to serve as a Director of the Company for any reason other than death, Disability, or a Change in Control. Upon a Director’s cessation of service by reason of death or Disability, or upon a Change in Control, all restrictions upon the Shares shall thereupon immediately lapse.

Upon cessation of a Director’s service on the Board by reason of Retirement, as defined in the Plan, Shares not yet vested (and any related dividends and interest) shall be forfeited and automatically transferred to the Company unless otherwise provided by the Board prior to the Director’s Retirement.

4.	Registration. If Shares are issued in a transaction exempt from registration under the Securities Act of 1933, as amended, then, if deemed necessary by Company’s counsel, as a condition to the Company issuing certificates representing the Shares, the Director shall represent in writing to the Company that he or she is acquiring the Shares for investment purposes only and not with a view to distribution or resale, and the certificates representing the Shares shall bear the following legend:

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“These shares have not been registered under the Securities Act of 1933, as amended. No transfer of the shares may be effected without an opinion of counsel to the Company stating that the transfer is exempt from registration under the Securities Act of 1933 and any applicable state securities laws or that the transfer of the shares is covered by an effective registration statement with respect to the shares.”

5.	Acceptance of Provisions. The execution of this Agreement by the Director shall constitute the Director’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.

6.	Notices. All notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. Any such communication shall be deemed to have been given (a) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (b) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary, at its then principal office and to the Director at his or her last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder. Notice may also be provided to the Secretary of the Company or to the Director by facsimile or electronic mail, and any such communication shall be deemed to be effective upon receipt, provided confirmation of transmission is electronically generated and kept on file by the sending party.

7.	Taxes. The Director generally will be subject to tax at ordinary income rates on the fair market value of the Shares and accrued dividends at the time they vest. However, if the Director elects, under Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code”), within thirty (30) days of the Award Date, he or she will be subject to tax at ordinary income rates on the fair market value of the Shares on the Award Date (determined without regard to the Restrictions). The foregoing statement of tax consequences is intended only as a generalized statement of current Federal tax law (as in existence on the date of this Agreement) and the Director should consult his or her tax consultant to determine the specific tax consequences of this award from time to time. The Director shall notify the Company immediately when making an election under Section 83(b), or any successor section, of the Code. The Director shall be solely responsible for any tax obligations that may arise in connection with the Restricted Stock.

8.	Miscellaneous. This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to their subject matter, and this Agreement cannot be changed except by a writing executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively in New Jersey. The headings in this Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PEAPACK-GLADSTONE	DIRECTOR
FINANCIAL CORPORATION

By:	By:
Signature of Director

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